Rule 424(b)(3)
                                            File Nos. 333-55536 and 333-55536-01
PRICING SUPPLEMENT NO. 21 DATED July 24, 2001
(To Prospectus Dated March 13, 2001, as Supplemented March 15, 2001)

                          COUNTRYWIDE HOME LOANS, INC.
                           Medium-Term Notes, Series J
                   Due Nine Months or More From Date of Issue
                     Payment of Principal, Premium, if any,
              and Interest Fully and Unconditionally Guaranteed by
                       COUNTRYWIDE CREDIT INDUSTRIES, INC.
                                Fixed Rate Notes


Trade Date:                July 24, 2001                      Book Entry:    |X|
Issue Price:               100%                               Certificated:  |_|
     Original Issue Date: July 27, 2000 Principal Amount: $5,000,000.00
     Stated  Maturity Date: July 27, 2016 Net Proceeds:  $4,895,000.00  Interest
Rate: 7.00%
Specified Currency:        U.S. Dollars


Exchange Rate Agent:       N/A


Agent:                     Countrywide Securities Corporation

Minimum Denomination:      $1,000
     Interest Payment Dates: January 27th and July 27th, commencing on January 27, 2002
Record Dates: 15 days prior to the Interest Payment Date.

Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |_| The Notes cannot be redeemed prior to maturity. |_| The Notes cannot be repaid prior to maturity.
     |X| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date: July 27, 2004            Optional Repayment Dates:
     Initial Redemption Percentage: 100%
     Annual Redemption Percentage Reduction, if any:

Estate Option:  Check box if the Estate Option is applicable  |X|

     Additional/Other Terms: The notes may be redeemed at any time, in whole or in part, on or after the Initial Redemption Date upon 10 business days' notice to Holder.





         The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loan's other unsecured and unsubordinated indebtedness. As of May 31, 2001, Countrywide Credit Industries did not have any secured indebtedness outstanding, and Countrywide Home Loans had $13,106,000 aggregate principal amount of secured indebtedness outstanding, all of which was short-term indebtedness. As of that date, Countrywide Home Loans had $12,151,677,773 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.